EXHIBIT 99.1

PRESS RELEASE

PayPal Announces Retirement of Rodney C. Adkins from Board of Directors

SAN JOSE, Calif., Apr. 7, 2025 /PRNewswire/ — PayPal Holdings, Inc. (NASDAQ: PYPL) announced today that Rodney C. Adkins has informed the company of his decision to retire from its Board of Directors (Board) and not stand for re-election at the 2025 Annual Meeting of Stockholders in June.

Adkins has been a director of PayPal since September 2017 and currently serves on the Audit, Risk and Compliance Committee and the Corporate Governance and Nominating Committee of the Board.

“For more than seven years, Rod has played an instrumental role on our Board of Directors, and has helped guide the growth and transformation of PayPal,” said Enrique Lores, Chair of PayPal’s Board of Directors. “We will greatly miss Rod’s impactful contributions. His sharp business acumen, strategic vision, and genuine authenticity have played a crucial role in shaping PayPal into the company it is today.”

“On behalf of our PayPal team, I want to extend my heartfelt thanks to Rod for his exceptional leadership, his unwavering care, and his passionate support of our company,” said Alex Chriss, President and CEO, PayPal. “It has been a privilege to have worked alongside Rod, and I wish him well going forward.”

About PayPal

PayPal has been revolutionizing commerce globally for more than 25 years. Creating innovative experiences that make moving money, selling, and shopping simple, personalized, and secure, PayPal empowers consumers and businesses in approximately 200 markets to join and thrive in the global economy. For more information, visit https://www.paypal.com, https://about.pypl.com, and https://investor.pypl.com.

Investor Relations Contact:

investorrelations@paypal.com

Media Relations Contact:

mediarelations@paypal.com